UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934(AMENDMENT NO. _______)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WILLAMETTE VALLEY VINEYARDS, INC.
(Name of Registrant as Specified in its Charter)

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1

 February 4, 2016

Dear Preferred Stockholder,

Congratulations! You are now a Founding Investor in our Preferred Stock Offering! Within a few months, subscriptions for stock have poured in through the mail totaling nearly $8 million – exceeding the original maximum of $6 million.

We are hoping to conduct a follow-on offering that will allow us to make these additional wine enthusiasts part of our future and continue to grow our winery business.

We need your help!

Please find enclosed a Proxy Ballot asking for you to vote in favor of increasing the number of shares of Series A Preferred and allowing the Board of Directors to make these decisions in the future. The terms of the existing Series A Redeemable Preferred Stock require the approval of the holders of the outstanding shares (the only voting right attendant to those shares) in order to conduct a second offering of our Preferred Stock offering and we are asking you to approve this expansion.

These two decisions will not affect the terms and conditions of the outstanding shares, other than permitting us to increase the number of shares of Series A Redeemable Preferred Stock. These proposals are beneficial in the following ways:

•	gives us a better tool to grow the winery, by relying on investors rather than the bank,
•	increases the number of wine enthusiasts who can own an interest in the company; which we believe also helps us expand our customer base.

This increase in Preferred Stock will not dilute you. Your rights to your dividends will not be affected. Only an increase in the number of shares of Common Stock would dilute the Common Stockholders.

If we do not get your approval, the Board of Directors would be limited to growing the Company with additional bank debt or issuing stock, which would be more expensive to the Company, or issuing Preferred Stock senior to your Series A.

It is best for you to cast your vote as soon as possible. The deadline for receiving proxies is at our winery at our formal meeting in the Founders Room on Sunday, February 28 at 1pm.

Again, we need your help. Without your vote, we will not be able to increase the number of Series A stock. We need to receive at least 50% of the Preferred Stock to be voted to establish quorum, so please vote by mail, internet, e-mail or by phone as soon as you can.

Please vote your shares with the enclosed Proxy Ballot and return in the business reply envelope, electronically at www.otrtransfer.com or call the winery at 1-800-344-9463 before February 27. You may cast your vote at any time including the February 28th meeting, but it is best to have your vote earlier so we know we can meet quorum.

If you have any questions, please call the winery at the toll-free number or (503) 588-9463 or email stock.offering@wvv.com.

Thank you for your continued support,

/s/ Jim Bernau

Jim Bernau, Founder/CEO

www.WVV.com · 8800 Enchanted Way SE · Turner, OR 97392 · 503.588.9463 · info@wvv.com